EXHIBIT 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OR REDEMPTION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) A REGISTRATION STATEMENT REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR (III) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144 OR RULE 144A.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase
Shares	Warrant Number

Warrant to Purchase Common Stock

of

ARRAY BIOPHARMA INC.

THIS CERTIFIES that                                      or any subsequent holder hereof (“Holder”) has the right to purchase from ARRAY BIOPHARMA INC., a Delaware corporation, (the “Company”),                                (              ) fully paid and nonassessable shares, of the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price (as defined in Section 3 below), at any time during the Term (as defined below).

Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Date of Issuance and Term.

This Warrant shall be deemed to be issued on [        ], 2009 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time on April 29, 2014 (the “Term”). This Warrant was issued in conjunction with that certain Facility Agreement (the “Facility Agreement”) by and between the Company and Deerfield Private Design Fund, L.P., a Delaware limited partnership, and Deerfield Private Design International, L.P., a limited partnership organized under the laws of the British Virgin Islands (individually, a “Lender” and together, the “Lenders”), that certain Registration Rights Agreement (“Registration Rights Agreement”) by and between the Company and the Lenders, each dated May 15, 2009, entered into in conjunction herewith.

Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.98% of the total number of shares of Common Stock then issued and outstanding (the “9.98% Cap”), provided, however, that the 9.98% Cap shall not apply with respect to the issuance of shares of Common Stock pursuant to a Redemption Upon Major Transaction (as defined below) in connection with a Major Transaction (as defined below) covered by the provisions of Section 5(c)(i)(A)(1) below in which the Company is not the surviving entity (a “Qualified Change of Control Transaction”) to the extent that the number of shares beneficially owned by the Holder and its affiliates in the successor entity immediately following consummation of such Qualified Change of Control Transaction does not exceed 9.98% of the outstanding common stock of such successor entity and provided, further, that the 9.98% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act.  For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a Holder of Warrants, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Business Day” means a day on which banks are open for business in The City of New York.

“Holder” means Deerfield Private Design International, L.P. and any transferee or assignee pursuant to the terms of this Warrant.

“Trading Day” means any day on which the Common Sock is traded for at least two hours on NASDAQ, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

2. Exercise.

(a)  Manner of Exercise. During the period beginning on the earlier of (x) the six-month anniversary of the date a “Disbursement” is made pursuant to Section 2.2 of the Facility Agreement and (y) September 9, 2009 if a “Disbursement Request” shall not have been received pursuant to the terms of the Facility Agreement between the date hereof and the close of business on September 9, 2009, and ending at 5:00 p.m., New York City time on April 29, 2014, this Warrant may be Exercised as to all or any lesser number of full shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) upon surrender of this Warrant, with the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by a Cash Exercise or a Cashless Exercise, as each is defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, Array BioPharma Inc., 3200 Walnut Street, Boulder, CO 80301; Attention: Chief Financial Officer Phone: (303) 381-6663, Fax: (303) 381-6697, or at such other office or agency as the Company may designate in writing, by overnight mail, with an advance copy of the Exercise Form sent to the Company and its transfer agent (“Transfer Agent”) by facsimile (such surrender and payment of the Exercise Price hereinafter called the “Exercise” of this Warrant).

(b) Date of Exercise. The “Date of Exercise” of the Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A, completed and executed, and the original Warrant are received by the Company and the Exercise Price is satisfied pursuant to Section 3 below.  Upon receipt of the properly completed and executed Exercise Form, the original Warrant and the Exercise Price by the Company, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been Exercised, irrespective of the date such Warrant Shares are credited to the Holder’s Depository Trust Company (“DTC”) account or the date of delivery of the certificates evidencing such Warrant Shares as the case may be.

(c) Delivery of Common Stock Upon Exercise. Within three (3) Business Days after any Date of Exercise (the “Delivery Period”), the Company shall issue and deliver (or cause its Transfer Agent so to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of shares of Common Stock

(“Exercise Shares”) for the portion of this Warrant Exercised as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part thereof, the Company shall, at its own cost and expense, take all reasonable steps, including obtaining and delivering an opinion of counsel, to assure that the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at Exercise representing the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions contrary to these instructions have been or will be given to the Transfer Agent and that, unless waived by the Holder, the Exercise Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Exercise Shares if the Unrestricted Conditions (as defined in paragraph 2(e)(ii) below) are met.

(d) Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the end of the Delivery Period (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Exercise Form by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described herein shall be payable through the date notice of revocation or rescission is given to the Company.

(e) Legends.

(i) Restrictive Legend. The Holder understands that until such time as this Warrant, the Exercise Shares and the Redemption Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant, the Exercise Shares and the Redemption Shares, as applicable, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) A REGISTRATION STATEMENT REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR (III) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144 OR RULE 144A.”

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF MAY 15, 2009, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

(ii) Removal of Restrictive Legends. This Warrant, the certificates evidencing the Exercise Shares and any Redemption Shares, as applicable, shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement, or any Shelf Registration Statement with respect to Redemption Shares, as defined in Section 4(c) below) covering the resale of such security is effective under the Securities Act, or (B) following any sale of such Warrant, Exercise Shares and/or Redemption Shares pursuant to Rule 144, or (C) if such Warrant, Exercise Shares and/or Redemption Shares are eligible for sale under Rule 144(b)(1)(i), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) and the Company shall have received an opinion of counsel of Holder to such effect (collectively, the “Unrestricted Conditions”).  The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date (as defined below) if required by the Company’s transfer agent to effect the issuance of the Exercise Shares or any Redemption Shares without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of this Warrant, Exercise Shares and/or Redemption Shares, then such Warrant, Exercise Shares and/or Redemption Shares shall be issued free of all legends.  The Company agrees that following the Effective Date or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of this Warrant and a certificate representing Exercise Shares or Redemption Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder this Warrant and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “Effective Date” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement or any Shelf Registration Statement pursuant to Section 4(c) below has been declared effective by the SEC.

(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from this Warrant and any certificates representing securities as set forth in this Section 2(e)(ii) above is predicated upon the Company’s reliance that the Holder will sell this Warrant, Exercise Shares and/or Redemption Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant or upon full redemption of this Warrant. As soon as practical after the Date of Exercise, Holder shall be entitled to receive Common Stock for the number of shares purchased upon Exercise of this Warrant, and if this Warrant is not Exercised in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such Common Stock.

(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant. Nothing in this Warrant shall be construed as conferring upon Holder any rights as a stockholder of the Company.

(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Common Stock issuable upon Exercise or legend removal or representing Redemption Shares, provided the Company’s Transfer Agent is participating in the DTC Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder, the Company shall use commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable to the Holder by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein.  Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(i) Buy-In. In addition to any other rights available to the Holder, if the Company fails to cause its Transfer Agent to transmit to the Holder a certificate or certificates representing the Exercise Shares pursuant to an Exercise on or before the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by Holder to the Company hereunder or the negligence or any act or failure to act of the Transfer Agent), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times and (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored or deliver to the Holder certificate(s) representing the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under subsection (1) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

3. Payment of Warrant Exercise Price.

(a) Exercise Price. The Exercise Price (“Exercise Price”) shall initially equal $[      ] per share subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below.

Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

(i) Cash Exercise: The Holder may exercise this Warrant in cash, bank or cashier’s check or wire transfer (a “Cash Exercise”); or

(ii) Cashless Exercise: The Holder, at its option, may exercise this Warrant in a cashless exercise transaction. In order to effect a Cashless Exercise, the Holder shall surrender this Warrant at the principal office of the Company together with notice of cashless election, in which event the Company shall issue Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y (A-B)/A

where:    X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(a)(ii), where “Market Price,” as of any date, means the average Volume Weighted Average Price (as defined below) of the Company’s Common Stock over the five (5) consecutive Trading Day period immediately preceding the date in question.

B = the Exercise Price.

As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on The NASDAQ Global Market (“NASDAQ”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if NASDAQ is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the National Quotation Bureau, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and the Holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants.

For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon Exercise of this Warrant in a Cashless Exercise shall be deemed to have commenced on the date this Warrant was issued.

(b) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Exercise Notice or Redemption Notice, or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld or (ii) the disputed arithmetic calculation of the Exercise Price, Market Price or any Major Transaction Warrant Redemption Price to the Company’s independent, outside accountant.  The Company shall use commercially reasonable efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error, and the Company and the Holder shall each pay one-half of the fees and costs of such investment bank or accountant.

4. Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

(b) Registrable Securities. The Common Stock issuable upon the Exercise of this Warrant has registration rights pursuant to the Registration Rights Agreement.

(c) Registration of Redemption Shares.  The Company agrees to prepare and file with the SEC one or more “shelf” registration statement(s) on Form S-3 (the “Shelf Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act promptly following issuance of this Warrant, and to use its commercially reasonable efforts to cause any such Shelf Registration Statement to become effective as soon as possible after such filing, covering the issuance of a sufficient number of shares of Common Stock that may be deliverable by it upon a redemption of this Warrant under Sections 5(c)(iii) or 11 or in satisfaction of any Failure Payments (as defined in Section 10 below) under Section 10. For so long as all or any portion of this Warrant is outstanding, the Company agrees to use its commercially reasonable efforts to ensure that any Shelf Registration Statement shall continuously be effective and contain a sufficient number of shares of Common Stock available to be issued pursuant to any such Shelf Registration Statement to cover shares estimated by the Company in good faith that may be issuable by it upon a redemption of this Warrant under Sections 5(c)(iii) or 11 or in satisfaction of any Failure Payments under Section 10, including by preparing and filing such amendments (including post-effective amendments) and supplements to any such Shelf Registration Statement and preparing and filing a subsequent Shelf Registration Statement if a previously filed and effective Shelf Registration Statement will no longer deemed current and effective or such Shelf Registration Statement does not cover a sufficient number of shares that may be issuable by the Company upon a redemption of this Warrant under Sections 5(c)(iii) or 11 or in satisfaction of any Failure Payments under Section 10 ; provided, however, in no event shall the Shelf Registration Statement(s) be required to register in the aggregate more than 7,000,000 shares of Common Stock.  To the extent the Shelf Registration Statement provided for under this paragraph is effective, at any time that shares of Common Stock are issuable to the Holder upon a redemption of the Warrant under Sections 5(c)(iii) or 11 or in satisfaction of any Failure Payments under Section 10, such shares delivered to the Holder shall be registered pursuant to such Shelf Registration Statement. Notwithstanding anything to the contrary herein (i) the Company may delay or suspend the effectiveness of a Shelf Registration Statement or the use of any prospectus forming a part of a Shelf Registration Statement due to the non-disclosure of material, non-public information concerning Company the disclosure of which at the time is not in its best interest, in the good faith opinion of the Company; provided that no such periods shall individually exceed 90 days or in the aggregate exceed 90 days during any 12-month period and (ii) a delay in the effectiveness of a Shelf Registration Statement caused solely by the filing of a request for confidential treatment shall not be deemed an Event of Failure or an Event of Default herein.

5.  Adjustments Upon Certain Events.

(a) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(b) Recapitalization or Reclassification. If the Company shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c) Rights Upon Major Transaction. Certain capitalized terms used in this Section and not defined elsewhere have the meanings given to them below.

(i) Major Transaction.  To the extent that any Major Transaction (as defined below) will not be treated as an Assumption pursuant to the next following paragraph, then the Holder shall have the right to require the Company to redeem all or a portion of the Holder’s outstanding Warrants (or such applicable portion in a Mixed Qualified Major Transaction) in accordance with Section 5(c)(iii) below.  In addition, in the event of a Qualified Change of Control Transaction, to the extent the Holder shall not have exercised its right to require the Company to redeem the Holder’s Warrants within the applicable time periods set forth herein, then the Major Transaction shall be treated as an Assumption (as defined below) in accordance with Section 5(c)(ii).  Notwithstanding anything herein to the contrary, the Holder shall have the right to waive its rights under this Section 5(c) with respect to all or any portion of any Major Transaction in which event none of the provisions of this Section 5(c)(i) shall apply.

In the event of a Qualified Major Transaction, the Company shall have the right (subject to the last sentence of the immediately preceding paragraph) to cause such Major Transaction (or such applicable portion of a Mixed Qualified Major Transaction) to be treated as an Assumption in accordance with Section 5(c)(ii) below with respect to the percentage of this Warrant then owned by the Holder equal to the percentage of the consideration to be paid in the Major Transaction represented by the securities of a Successor Entity. The percentage of consideration represented by securities of such Successor Entity shall be equal to the percentage that the value of the aggregate anticipated number of shares of the Successor Entity to be issued to holders of Common Stock of the Company represents of the aggregate value of all consideration, including cash consideration, in such Major Transaction, as such values are reported in the public announcement by the Company of the Mixed Qualified Transaction or, if no such value is determinable from such public announcement, based on the closing market price for shares of the Publicly Traded Successor Entity on its principal securities exchange on the Trading Day preceding the first public announcement of the Mixed Qualified Major Transaction.

Each of the following events shall constitute a “Major Transaction”:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (collectively, a “Change of Control Transaction”);

(B) the sale or transfer in one transaction or in a series of related transactions (i) of all or substantially all of the assets of the Company, (ii) of assets for a purchase price equal to more than the greater of one-third of the Market Capitalization (as defined below) of the Company or $75,000,000, or (iii) of assets that represent 50% or more of the assets then reflected on the Company’s balance sheet; provided, however, that except as provided in clause (i) above, a collaborative arrangement, licensing agreement, joint venture or partnership or similar business arrangement providing for the development or commercial exploitation of, or right to develop or commercially exploit, the technology, intellectual property or products of the Company (including arrangements that involve the assignment or licensing of any existing or newly developed intellectual property under such arrangements) whereby income or profits are to be shared (including by lump sum royalty or running royalty) with any other entity shall not constitute a Major Transaction. For purposes of this clause (B), “Market Capitalization” shall mean the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company delivers the Major Transaction Notice (defined below) multiplied by (y) the per share closing price of the Common Stock on such date the Company;

(C) a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred and is consummated;

(D) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) of the Company; or

(E) the shares of Common Stock cease to be listed, traded or publicly quoted on NASDAQ and are not promptly re-listed or requoted on either the New York Stock Exchange, the NYSE Afternext U.S., or the NASDAQ Global Select Market; or the NASDAQ Capital Market; or

(F) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

For purposes hereof, the following terms have the definitions set forth below:

A “Cash-Out Major Transaction” means a Major Transaction in which the consideration payable to holders of Common Stock in connection with the Major Transaction consists solely of cash.

An “Eligible Market” means the over the counter Bulletin Board, the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the American Stock Exchange.

A “Mixed Major Transaction” means a Major Transaction in which the consideration payable to the shareholders of the Company consists partially of cash and partially of securities of a Successor Entity.  If the Successor Entity is a Publicly Traded Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be equal to the percentage that the value of the aggregate anticipated number of shares of the Publicly Traded Successor Entity to be issued to holders of Common Stock of the Company represents in comparison to the aggregate value of all consideration, including cash consideration, in such Mixed Major Transaction, as such values are set forth in any definitive agreement for the Mixed Major Transaction that has been executed at the time of the first public announcement of the Major Transaction or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the Publicly Traded Successor Entity on its principal securities exchange on the Trading Day preceding the first public announcement of the Mixed Major Transaction. If the Successor Entity is a Private Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be determined in good-faith by the Company’s Board of Directors

A “Mixed Qualified Major Transaction” means a Qualified Major Transaction where the consideration payable to shareholders of the Company consists partially of cash and partially of securities of a Successor Entity.

A “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

A “Person” means a limited liability company, a partnership, a joint venture, a corporation or a trust.

A “Publicly Traded Successor Entity” means a Successor Entity that is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (as defined below).

A “Qualified Major Transaction” means a Major Transaction that is a Qualified Change of Control Transaction where the consideration payable to holders of Common Stock in connection with the Major Transaction consists in whole or in part of securities of a Publicly Traded Successor Entity whose average common stock price volatility is more than 45% measured over the 100 Trading Days immediately preceding the first public announcement of the Qualified Major Transaction and as determined using the Bloomberg HVG function.

“Redemption Shares” means shares of Common Stock of the Company that may be issuable from time to time pursuant to Section 5(c)(iii), 10 and/or 11 hereof and that are registered for resale under the Securities Act pursuant to an effective registration statement filed by the Company as contemplated by Section 4(c) or, if such a registration statement is not then effective, shares of Common Stock of the Company that are not so registered.

A “Successor Entity” shall be a Person as defined in Section 5(c)(ii) below.

(ii) Assumption.  The Company shall not enter into or be party to a Major Transaction that is to be treated as an Assumption pursuant to Section 5(c)(i) above unless any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction, or if the Warrant is to be exercisable for shares of its Parent Entity (as defined above), its Parent Entity (in each case, a “Successor Entity”), shall have assumed in writing all of the obligations of the Company under this Warrant and the Registration Rights Agreement in accordance with the provisions of this subsection (ii) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Major Transaction (not to be unreasonably withheld or delayed), including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, including, without limitation, an instrument representing the appropriate number of shares of the Successor Entity, having similar exercise rights as the Warrants (including but not limited to a similar Exercise Price and similar Exercise Price adjustment provisions based on the price per share or conversion ratio to be received by the holders of Common Stock in the Major Transaction), and similar registration rights as provided herein and under the Registration Rights Agreement. Upon the occurrence of any Major Transaction treated as an Assumption hereunder, any Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction, the provisions of this Warrant and the Registration Rights Agreement (or substantially similar instruments, if applicable) referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Major Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise or redemption of this Warrant at any time after the consummation of the Major Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such Major Transaction, such shares of common stock (or their equivalent) of the Successor Entity (or such shares of publicly traded common stock (or their equivalent) if the Successor Entity is a Publicly Traded Successor Entity), as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Major Transactions and shall be applied without regard to any limitations on the exercise of this Warrant other than any applicable beneficial ownership limitations.  Any assumption of Company obligations under this paragraph shall be referred to herein as an “Assumption”.

(iii) Notice; Major Transaction Redemption Right. At least thirty (30) days prior to the consummation of any Major Transaction, but, in any event, no later than two (2) Business Days following the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”) and, with respect to a Qualified Major Transaction, shall specify whether the Company wishes to elect that the Major Transaction be treated as an Assumption to the extent permitted under Section 5(c)(i).

Other than in respect of all or a portion of the Warrant that the Company has elected to treat as an Assumption in respect of a Qualified Major Transaction in accordance with Section 5(c)(i), at any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending five (5) Trading Days prior to the scheduled consummation of such Major Transaction, the Holder may require the Company to redeem (a “Redemption Upon Major Transaction”) all or any portion of this Warrant by delivering written notice thereof (“Major Transaction

Redemption Notice”) to the Company, which Major Transaction Redemption Notice shall indicate the portion of the principal amount (the “Redemption Principal Amount”) of the Warrant that the Holder is electing to have redeemed. The outstanding portion of this Warrant to the extent subject to redemption pursuant to this Section 5(c)(iii) (the “Redeemable Shares”) shall be redeemed by the Company at a price (the “Major Transaction Warrant Redemption Price”) payable:

(x) in the case of a Cash-Out Major Transaction, or in the case of a Mixed Major Transaction to the extent of the percentage of the cash consideration in the Mixed Major Transaction (determined in accordance with the definition of Mixed Major Transaction below), in cash equal to the “Black Scholes value” of the Redeemable Shares, and

(y) in the case of a Major Transaction not described in the foregoing proviso (x) and, in the case of a Mixed Major Transaction to the extent of the percentage of the consideration to be paid in the Major Transaction represented by the securities of a Successor Entity, in a number of shares of Redemption Shares equal to the “Black Scholes value” of the Redeemable Shares divided by 97.5% of the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then being traded on the Trading Day immediately preceding the date on which the Major Transaction is consummated; provided, however, that, other than in the instances described in the provisos contained in the second paragraph of Section 1 hereof, the Holder shall only receive up to such amount of shares of Common Stock such that Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 9.98% of the total number of shares of Common Stock of the Company then issued and outstanding; and, provided further, that the foregoing proviso shall not be construed to require any cash payment by the Company of the remaining amount of the Major Transaction Warrant Redemption Price.

The “Black Scholes value” of the Redeemable Shares shall be determined by use of the Black Scholes Option Pricing Model using the criteria set forth on Schedule I hereto.

If, following a Major Transaction that constitutes a Qualified Change of Control Transaction, any portion of this Warrant then remaining outstanding is neither redeemed pursuant to Section 5(c)(iii) or assumed pursuant to Section 5(c)(ii), then, the portion of this Warrant that remains outstanding shall (A) automatically and immediately convert into shares of Common Stock, and shall be deemed to have been exercised pursuant to a Cashless Exercise, immediately prior to the consummation of such Major Transaction if the aggregate consideration to be received for the Common Stock in such Major Transaction is greater than the aggregate Exercise Price for such shares, or (B) be cancelled and terminated without further action by the Holder or the Company upon consummation of such Major Transaction if the aggregate consideration to be received for the Common Stock in the Major Transaction is less than the aggregate Exercise Price for such shares; provided, however, that any such exercise pursuant to clause (A) of this paragraph shall be subject to the ownership limitation contained in the second paragraph of Section 1 hereto and this Warrant shall be canceled and terminated to the extent any such automatic exercise would violate such clause.

(iv) Escrow; Payment of Major Transaction Warrant Redemption Price. Following the receipt of a Major Transaction Redemption Notice from the Holder, the Company shall not effect a Major Transaction that is being treated as a redemption in accordance with subsection (iii) above, unless either it obtains the written agreement of the Successor Entity that payment of the Major Transaction Warrant Redemption Price shall be made to the Holder upon consummation of such Major Transaction or it shall first place into an escrow account with an independent escrow agent, at least three (3) Business Days prior to the closing date of the Major Transaction (the “Major Transaction Escrow Deadline”), an amount in cash or shares of Common Stock, as applicable, equal to the Major Transaction Warrant Redemption Price. Concurrently upon closing of such Major Transaction, the Company shall pay or shall instruct the escrow agent to pay the Major Transaction Warrant Redemption Price to the Holder.  For purposes of determining the amount required to be placed in escrow pursuant to the provisions of this subsection (iv) and without affecting the amount of the actual Major Transaction Warrant Redemption Price, the calculation of the price referred to in clause (1) of the first column of Schedule 1 hereto with respect to Stock Price shall be determined based on the Closing Market Price (as defined herein) of the Common Stock on the Trading Day immediately preceding the date that the funds are deposited with the escrow agent.

(v) Injunction. Following the receipt of a Major Transaction Redemption Notice from the Holder, in the event that the Company attempts to consummate a Major Transaction without either placing the Major Transaction Warrant Redemption Price in escrow in accordance with subsection (iv) above or obtaining the written agreement of the Successor Entity that payment of the Major Transaction Warrant Redemption Price will be made to the Holder upon consummation of such Major Transaction, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Major Transaction Warrant Redemption Price is paid to the Holder, in full.

Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to holders of Common Stock in connection with a Major Transaction. To the extent redemptions required by this Section 5(c)(iii) are deemed or determined by a court of competent jurisdiction to be prepayments of the Warrant by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Major Transaction Warrant Redemption Price is paid in full, this Warrant may be exercised, in whole or in part, by the Holder into shares of Common Stock, or in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 5(c). The parties hereto agree that in the event of the Company’s redemption of any portion of the Warrant under this Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(d) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3 of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection.  No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing or decreasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(f) Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(f), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holder would be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether a Holder accurately refers to the adjusted Exercise Price in the Exercise Form.

6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next higher whole number of shares.

7. Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”) (based on the Exercise Price in effect from time to time), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using commercially reasonable efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any person or entity.

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration under applicable state laws. The Warrant, the Common Stock issuable upon the Exercise of this Warrant and any Redemption Shares issued pursuant hereto may not be pledged, transferred, sold or assigned except pursuant to an effective registration statement, pursuant to Rule 144 or after receipt by the Company of an opinion of counsel for the Holder that any such pledge, transfer, sale or assignment shall be exempt from the registration requirements of the Securities Act and applicable state laws including, without limitation, a so-called “4(1) and a half” transaction.  The Holder agrees to comply with any reporting obligations applicable to it under Section 16 of the Exchange Act with respect to this Warrant, the Warrant Shares, the Redemption Shares and any other shares of Common Stock beneficially owned by it, and to furnish the Company with copies of all reports filed by it with the SEC pursuant to Section 16.

(b) Assignment. Subject to compliance with the second sentence of Section 8(a), the Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the person or persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within three (3) Business Days of its receipt of a properly completed and executed form of Assignment and, if required by this Warrant, receipt by the Company of an opinion of counsel (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares.  This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.  For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C, shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction.

9. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10. Events of Failure; Definition of Black Scholes Value.

(a) Definitions.

The occurrence of each of the following shall be considered to be an “Event of Failure.”

(i) A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to use reasonable best efforts to deliver Exercise Shares to the Holder within any applicable Delivery Period (other than due to the limitation contained in the proviso in the second paragraph of Section 1);

(ii) A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use reasonable best efforts to issue this Warrant and/or Exercise Shares without a restrictive legend, or fails to use reasonable best efforts to remove a restrictive legend, when and as required under Section 2(e) hereof;

(iii) a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use reasonable best efforts to deliver a Warrant within any applicable Transfer Delivery Period; and

(iv) a Registration Failure (as defined below) (subject to any Grace Periods).

For purpose hereof, “Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline (as defined in the Registration Rights Agreement) any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or (B) the Company fails to use reasonable best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), and if such Registration Statement is not so filed prior to the Registration Deadline, as soon as possible thereafter, of any Registration Statement (as defined in the Registration Rights Agreement) that are required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to use reasonable best efforts to keep such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to file any amendment to the Registration Statement, or any additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement within thirty (30) days of the applicable Registration Trigger Date (as defined in the Registration Rights Agreement), or fails to use reasonable best efforts to cause such amendment and/or new Registration Statement to become effective within sixty (60) days of the applicable Registration Trigger Date, and, if such effectiveness does not occur within such period, as soon as possible thereafter, or (iv) any Registration Statement required to be filed under the Registration Rights Agreement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and use reasonable best efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required pursuant to Section 3 of the Registration Rights Agreement or otherwise, but subject to Section 3(q) of the Registration Rights Agreement), (D) the Company fails to provide a commercially reasonable written response to any comments to any Registration Statement submitted by the SEC within thirty (30) days of the date that such SEC comments are received by the Company, in each case other than as a result of the failure of any Buyer (as defined in the Registration Rights Agreement) to provide such information or otherwise comply with its obligations under the Registration Rights Agreement or (E) the Company fails to file with the SEC the Shelf Registration Statement(s) as required under Section 4(c) hereof and to use commercially reasonable efforts to cause any such Registration Statement(s) to become effective as soon as possible after such filing and to use commercially reasonable efforts to ensure that any such Shelf Registration Statement shall continuously be effective, in each case, in accordance with Section 4(c) hereof.

(b) Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to the Holder. In the event that any Event of Failure occurs (other than an Event of Failure caused by the submission of any incomplete or inaccurate information required to be furnished by the Holder or the negligence or failure to act or action of the Company’s transfer agent), as compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder an amount payable in Redemption Shares that are valued for these purposes at 95% of the Volume Weighted Average

Price on the date of such calculation (“Failure Payments”) equal to 18% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes value (as determined below) of the remaining unexercised portion of this Warrant on the date of such Event of Failure (as recalculated on the first Business Day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly, provided, however, other than in the instance described in the second proviso contained in the second paragraph of Section 1 hereof, the Holder shall only receive up to such amount of Redemption Shares such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 9.98% of the total number of shares of Common Stock of the Company then issued and outstanding; and, provided further, that the foregoing proviso shall not be construed to require any cash payment by the Company of the remaining amount of the Failure Payment.  For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount is paid in full.

Notwithstanding the above, in the event that the Company (i) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering the number of shares required by the Registration Rights Agreement, and (ii) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC, within seven (7) Business Days of such receipt, and nevertheless the SEC has not declared effective a Registration Statement covering the full number of Warrant Shares issuable upon exercise of the Warrants by the Registration Deadline (as defined in the Registration Rights Agreement) then, the Failure Payments attributable to such late Registration Effectiveness shall be reduced from 18% to 15% (calculated as set forth above). The Company shall satisfy any Failure Payments incurred under this Section pursuant to Section 10(c) below.

For purposes hereof, the “Black-Scholes” value of a Warrant shall be determined by use of the Black Scholes Option Pricing Model and using the criteria set forth on Schedule 1 hereto.

(c) Payment of Accrued Failure Payments.  The shares representing accrued Failure Payments for each Event of Failure shall be issued and delivered on or before the fifth (5th) Trading Day of each month following a month in which Failure Payments accrued. Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payment, for that Event of Failure only, shall be considered to have been satisfied upon payment to the Holder of an amount equal to the greater of (i) the Failure Payment, or (ii) the Default Amount, payable in accordance with Section 11.

(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

11. Default and Redemption.

(a) Events Of Default. Each of the following events, after expiration of any applicable cure periods, shall be considered to be an “Event of Default,” unless waived by the Holder:

(i) Failure To Effect Registration.  With respect to all Registration Failures other than as provided in clause (E) of the definition of “Registration Failure,” a Registration Failure occurs and remains uncured for a period of more than forty-five (45) days (or sixty (60) days in the case where the Company (i) has, by the Filing Deadline (as defined the Registration Rights Agreement) filed a Registration Statement (as defined in the Registration Rights Agreement) covering this Warrant and the number of shares required by the Registration Rights Agreement, and (ii) has responded in writing to any comments to the Registration Statement that the Company has received from the SEC, within seven (7) Business Days of such receipt, and nevertheless the SEC has not declared effective a

Registration Statement covering the this Warrant and the Shares by the Registration Deadline (as defined in the Registration Rights Agreement)), and such Registration Failure relates solely to the Company’s failure to have the Registration Statement declared effective by the Registration Deadline (as defined in the Registration Rights Agreement) and with respect to the Registration Failure provided in clause (E) of the definition of “Registration Failure,” such Registration Failure occurs and remains uncured for a period of more than forty-five (45) days;

(ii) Failure To Deliver Common Stock. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than thirty (30) days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant.

(iii) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of thirty (30) days; and

(iv) Major Transaction. The Company has effected a Major Transaction without paying the Major Transaction Warrant Redemption Price, if applicable, to the Holder pursuant to Section 5(c)(iii) (other than due to the limitation contained in the proviso in Section 5(c)(iii)(y)) or, with respect to a Major Transaction that is to be treated as an Assumption under the terms hereof, the Company has failed to meet the Assumption requirements of Section 5(c)(iii) prior to effecting the Major Transaction.

(b) Mandatory Redemption.

(i) Mandatory Redemption Amount. If any Events of Default shall occur then, unless waived by the Holder, upon the occurrence and during the continuation of any Event of Default after expiration of any applicable cure periods, at the option of the Holder, such option exercisable through the delivery of written notice to the Company by such Holder (the “Default Notice”), the outstanding amount of this Warrant shall be immediately redeemed by the Company and the Company shall pay to the Holder (a “Mandatory Redemption”), in full satisfaction of its obligations hereunder, an amount in Redemption Shares (the “Mandatory Redemption Amount” or the “Default Amount”) equal to the greater of (1) the Black-Scholes value (as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the date of such Default Notice and (2) the Black-Scholes value (also as determined in accordance with Section 10(b)) of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Mandatory Redemption Amount is paid to the Holder, provided, however, other than in the instance described in the second proviso contained in the second paragraph of Section 1 hereof, Holder shall receive up to such amount of Redemption Shares such that Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 9.98% of the total number of shares of Common Stock of the Company then issued and outstanding; and, provided further, that the foregoing proviso shall not be construed to require any cash payment by the Company of the remaining amount of the Mandatory Redemption Amount.

The Mandatory Redemption Amount shall be payable in Redemption Shares that are valued for these purposes at 95% of the Volume Weighted Average Price for the five (5) Business Days prior to the Date of the applicable Default Notice.

(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Redemption shall give rise to liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Holder, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

(c) Posting Of Bond. In the event that any Event of Default occurs hereunder, the Company may not raise as a legal defense (in any Lawsuit, as defined below, or otherwise) or justification to such Event of Default any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless the Company has posted a surety bond (a “Surety Bond”) for the benefit of such Holder in the amount of 130% of the aggregate Surety Bond Value (as defined below) of all of the Holder’s Warrants (the “Bond Amount”), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

For purposes hereof, a “Lawsuit” shall mean any lawsuit, arbitration or other dispute resolution filed by either party herein pertaining to any of this Warrant, the Facility Agreement and the Registration Rights Agreement.

“Surety Bond Value,” for the Warrants shall mean 130% of the of the Black-Scholes value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that such bond goes into effect).

(d) Injunction And Posting Of Bond. In the event that the Event of Default referred to in subsection (c) above pertains to the Company’s failure to deliver unlegended shares of Common Stock to the Holder pursuant to a Warrant Exercise, legend removal request, or otherwise, the Company may not refuse such unlegended share delivery based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless an injunction from a court, on prior notice to Holder, restraining and or enjoining Exercise of all or part of said Warrant shall have been sought and obtained by the Company and the Company has posted a Surety Bond for the benefit of such Holder in the amount of the Bond Amount, which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

(e) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Facility Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12.  Mechanics of Holder’s Redemptions.

In the event that the Holder has sent a Default Notice or a Major Transaction Redemption Notice to the Company pursuant to Section 5(c) or a Default Notice pursuant to Section 11(b)(i), respectively (each, a “Redemption Notice”), the Holder shall promptly submit this Warrant to the Company. If the Holder has submitted a Redemption Notice, the Company shall deliver the applicable Major Transaction Warrant Redemption Price or Default Amount, as applicable, to the Holder within the time period set forth herein.  In the event that the Company does not pay the applicable Major Transaction Warrant Redemption Price or Default Amount, as applicable, to the Holder within the time period required pursuant to the terms hereof, at any time thereafter and until the Company pays such unpaid Major Transaction Warrant Redemption Price or Default Amount, as applicable, in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Warrant that was submitted for redemption and for which the applicable Major Transaction Warrant Redemption Price or Default Amount, as applicable (together with any late charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Redemption Principal Amount, (y) the Company shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for redemption and (z) the Exercise Price of this Warrant or such new Warrant shall be adjusted to the lesser of (A) the Exercise Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest closing price for the Common Stock on NASDAQ, or, if NASDAQ is not the principal trading market for the Common Stock, the principal securities exchange or other securities market on which the Common Stock is then being traded, during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.

13. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

14. Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

15. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

16. Notice or Demands.

Notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by overnight delivery with a nationally recognized overnight courier service or by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by overnight delivery with a nationally recognized overnight courier service or by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the [    ] day of [          ] 2009.

ARRAY BIOPHARMA INC.

By:	/s/ R. Michael Carruthers
Print Name: R. Michael Carruthers
Title: Chief Financial Officer

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: ARRAY BIOPHARMA INC.

The undersigned hereby irrevocably Exercises the right to purchase                      of the shares of Common Stock (the “Common Stock”) of ARRAY BIOPHARMA INC., a Delaware corporation (the “Company”), evidenced by the attached warrant (the “Warrant”), and herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

1. The undersigned agrees not to offer, sell, transfer or otherwise dispose of any of the Common Stock obtained on Exercise of the Warrant, except in accordance with the provisions of Section 8(a) of the Warrant.

2. The number of shares of Common Stock beneficially owned by the Holder and its Affiliates (as defined in the Warrant) and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) is                 .  For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the number of shares beneficially owned has been determined in a manner consistent with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

3. The undersigned requests that any stock certificates for such shares be issued free of any restrictive legend, if appropriate, and a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

4.  The undersigned is exercising the attached Warrant pursuant to:

☐ Cash Exercise	☐ Cashless Exercise

The undersigned hereby irrevocably directs that the said Exercised shares be issued and delivered as follows:

Name(s) in Full	Address(es) (include Postal/Zip Code)	Numbers(s) of Shares of Common Stock

(Please print in full the name in which certificates are to be issued.  If any of the securities are to be issued to a person or persons other than the undersigned, then the Transfer of Warrants form must be completed and the transferee and the undersigned must pay to the Company all eligible transfer taxes or other government charges.)

DATED

Witness or Signature Guarantee*	Signature

Print Name

Address

*  If the underlying securities are to be issued to a person other than the Warrant holder then the signature must be guaranteed by a guarantee under the North American STAMP, SEMP or MSP Medallion Programs.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase                      shares of the Common Stock of ARRAY BIOPHARMA INC., a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint                      attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

The undersigned hereby certifies that the Warrant is being sold, assigned or transferred in accordance with all applicable securities laws.

Dated:
Signature

Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT C

FORM OF OPINION

             , 20

Re:                               Array BioPharma Inc. (the “Company”)

Dear Sir:

[                      ] (“[                    ]”) intends to transfer                Warrants (the “Warrants”) of the Company to                      (“                ”) without registration under the Securities Act of 1933, as amended (the “Securities Act”).  In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.

Based on and subject to the foregoing, we are of the opinion that the transfer of the Warrants by                to              may be effected without registration under the Securities Act, provided, however, that the Warrants to be transferred to                contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the Warrants is subject to a stop order.

The foregoing opinion is furnished only to                          and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.

Very truly yours,

[FORM OF INVESTOR REPRESENTATION LETTER]

           , 20

[                                  ]

Gentlemen:

                  (“      ”) has agreed to purchase                    Warrants (the “Warrants”) of Array BioPharma Inc. (the “Company”) from [                      ] (“[                  ]”).  We understand that the Warrants are “restricted securities.” We represent and warrant that              is a sophisticated institutional investor that qualifies as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

                 represents and warrants as of the date hereof as follows:

1.  That it is acquiring the Warrants and the shares of common stock, $0.001 par value per share underlying such Warrants (the “Exercise Shares”) solely for its account for investment and not with a view to or for sale or distribution of said Warrants or Exercise Shares or any part thereof.                  also represents that the entire legal and beneficial interests of the Warrants and Exercise Shares                    is acquiring is being acquired for, and will be held for, its account only;

2.  That the Warrants and the Exercise Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Company is to be effected.                realizes that the basis for the exemption may not be present if, notwithstanding its representations,                has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities.                has no such present intention;

3.  That the Warrants and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.                  recognizes that the Company has no obligation to register the Warrants, or to comply with any exemption from such registration;

4.  That neither the Warrants nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations;

5.  That it will not make any disposition of all or any part of the Warrants or Exercise Shares in any event unless and until:

(i)            The Company shall have received a letter secured by                    from the Securities and Exchange Commission stating that no action will be recommended to the Securities and Exchange Commission with respect to the proposed disposition, in the case of a sale or transfer, including a so-called “4(1) and a half” transaction;

(ii)           There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii)          shall have notified the Company of the proposed disposition and shall have furnished counsel to the Company with an opinion of counsel, reasonably satisfactory to counsel to the Company, that no registration under the Securities Act or qualification under any state securities laws is required for the proposed disposition.

We acknowledge that the Company will place stop orders with respect to the Warrants and the Exercise Shares, and if a registration statement is not effective, the Exercise Shares shall bear substantially the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) A REGISTRATION STATEMENT REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR (III) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144 OR RULE 144A.

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF                 , 2009, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

At any time and from time to time after the date hereof,                    shall, without further consideration, execute and deliver to [                ] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.

Very truly yours,

Schedule 1

Black-Scholes Value

	Calculation Under Section 5(c)(iii)	Calculation Under Section 10(b) or 11(b)

Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the last date on which the Warrant may be exercised.	Number of calendar days from date of the Event of Failure until the last date on which the Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.

Volatility	50%	50%

Stock Price

The greater of (1) closing price of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated, (2) the first Closing Market Price following the first public announcement of a Major Transaction, or (3) the Volume Weighted Average Price as of the date immediately preceding the first public announcement of the Major Transaction.

The Volume Weighted Average Price on the date of such calculation.

Dividends	Zero.	Zero.

Schedule 1 to Exhibit 4.2

Array BioPharma Inc. (the “Registrant”) issued warrants to the following holders on July 31, 2009 and on May 15, 2009. The terms of each Warrant do not differ from the Warrant filed as Exhibit 4.2 except for the Date of Issuance specified in Section 1 of each Warrant and the Exercise Price specified in Section 3(a) of each Warrant, as set forth opposite each holder’s name below:

Holder	Number of Warrant Shares	Date of Issuance	Exercise Price

Deerfield Partners, L.P.	383,000	May 15, 2009	$3.65

Deerfield International Limited	617,000	May 15, 2009	$3.65

Deerfield Private Design Fund, L.P.	1,915,000	May 15, 2009	$3.65

Deerfield Private Design International, L.P.	3,085,000	May 15, 2009	$3.65

Deerfield Partners, L.P.	383,000	July 31, 2009	$4.19

Deerfield International Limited	617,000	July 31, 2009	$4.19

Deerfield Private Design Fund, L.P.	1,915,000	July 31, 2009	$4.19

Deerfield Private Design International, L.P.	3,085,000	July 31, 2009	$4.19